Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

RH

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Fee Calculation Rule	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Common stock, $0.0001 par value per share:
—RH 2023 Stock Incentive Plan	3,000,000	$235.90(2)	Rule 457(h)	$707,700,000.00	$0.0001102	$77,988.54

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the RH 2023 Stock Incentive Plan (the “2023 Stock Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	The proposed maximum offering price per share has been estimated in accordance with Rule 457(c) and (h) under the Securities Act, as to the shares authorized for issuance pursuant to the 2023 Stock Plan, solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on April 17, 2023, because the price at which the securities to be granted in the future may be exercised is not currently determinable.